Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation:

Under date of February 26, 2015, we reported on the consolidated balance sheets, including the consolidated schedules of investments, of Ares Capital Corporation (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows, and the financial highlights (included in note 14) for each of the years in the three year period ended December 31, 2014, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule in the prospectus, under the caption “Senior Securities.” This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on their financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Los Angeles, California
March 5, 2015